Exhibit 99.1

News Release
	Contact:	Brian W. Wingard Treasurer (814) 765-9621 FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS 2013 EARNINGS

Clearfield, Pennsylvania – January 31, 2014

CNB Financial Corporation (“CNB”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the year ended December 31, 2013. Highlights include the following:

•	Excluding the effects of realized gains on the sale of available-for-sale securities and merger costs, pre-tax income of $25.1 million for the year ended December 31, 2013, compared to pre-tax income of $22.2 million for the year ended December 31, 2012.

•	Net interest income of $59.2 million for the year ended December 31, 2013, an increase of 11.3% over the year ended December 31, 2012.

•	Returns on average assets and equity of 0.88% and 11.38%, respectively, for the year ended December 31, 2013, based on net income for the year ended December 31, 2013 of $16.7 million.

•	Loans of $1.30 billion at December 31, 2013, including loans acquired from FC Banc Corp. of $248 million, compared to loans of $928 million at December 31, 2012.

•	Deposits of $1.84 billion at December 31, 2013, including deposits acquired from FC Banc Corp. of $332 million, compared to deposits of $1.49 billion at December 31, 2012.

•	Total non-performing assets of $12.9 million, or 0.61% of total assets, as of December 31, 2013, compared to $15.1 million, or 0.85% of total assets, as of December 31, 2012.

CNB Financial Corporation also successfully closed its previously announced acquisition of FC Banc Corp. (“FC”) on October 11, 2013. Under the terms of the merger agreement, FC merged with and into CNB, with CNB surviving the merger. Additionally, Farmers Citizens Bank, the wholly owned subsidiary of FC, merged with and into CNB Bank, with CNB Bank continuing as the surviving entity. Consideration paid to FC shareholders was approximately $41.6 million, comprised of approximately $8.0 million in cash and 1,873,879 shares of CNB common stock valued at approximately $33.6 million based on the October 11, 2013 closing price of $17.91 per share. Goodwill of $16.2 million arising from the transaction consisted largely of synergies and the cost savings resulting from the combining of the operations of CNB and FC.

Joseph B. Bower, Jr., President and CEO, commented, “The year 2013 was significant in the history of CNB. We completed our first multi-branch whole bank acquisition, resulting in total assets in excess of $2 billion following the merger. In spite of the merger costs that were incurred in 2013, CNB was able to produce solid earnings for our shareholders. We expect that FCBank will provide strong organic growth in 2014 and beyond.”

Net Interest Income and Margin

During the year ended December 31, 2013, net interest income increased $6.0 million, or 11.3%, compared to the year ended December 31, 2012. Net interest margin on a fully tax equivalent basis was 3.46% for the year ended December 31, 2013, compared to 3.49% for the year ended December 31, 2012. The effect on the 2013 net interest margin of the accretion of the fair value adjustment on the loan portfolio and time deposits acquired from FC was less than one basis point.

Although the yield on earning assets decreased from 4.42% during the year ended December 31, 2012 to 4.15% during the year ended December 31, 2013, CNB’s average earning assets increased from $1.62 billion to $1.79 billion, or 10.8%. During the year ended December 31, 2013, average deposits increased $168.2 million, or 11.6%, as compared to December 31, 2012. However, total interest expense for the year ended December 31, 2013 decreased by $2.7 million, or 18.2%, compared to the year ended December 31, 2012, as a result of a decrease in the cost of funds from 1.08% in 2012 to 0.79% in 2013.

CNB’s strong and growing deposit base and low cost of funds has offset the decline in yield on earning assets as the company has been prudent in managing its deposit rates, resulting in the increase in net interest income.

Asset Quality

During the year ended December 31, 2013, CNB recorded a provision for loan losses of $6.1 million, as compared to a provision for loan losses of $6.4 million for the year ended December 31, 2012. The provision for loan losses was $1.2 million and $2.3 million during the three months ended December 31, 2013 and 2012, respectively. At December 31, 2013, the ratio of the allowance for loan losses to loans was 1.25%, compared to 1.67% at September 30, 2013 and 1.52% at December 31, 2012. In connection with its acquisition of FC in the fourth quarter of 2013, CNB recorded a fair value adjustment on the acquired loan portfolio of $8.7 million and there was no carryover of the allowance for loan losses that was previously recorded by FC, resulting in the decrease in the ratio of the allowance for loan losses to total loans.

During the quarter ended December 31, 2013, two impaired commercial real estate loans with a recorded balance totaling $3.1 million at September 30, 2013 were repaid, resulting in an aggregate chargeoff of $390 thousand. In addition, a chargeoff of $500 thousand was recorded in the fourth quarter for one impaired commercial & industrial loan which had a recorded balance of $955 thousand at September 30, 2013. No additional loan loss provision was required in the fourth quarter for these three loans.

Unsecured consumer loans to two related borrowers totaling $498 thousand were charged off in the fourth quarter due to a rapid deterioration in the borrowers’ ability to repay the loans. An associated loan loss provision of $498 thousand was recorded in the fourth quarter.

Finally, foreclosure proceedings were completed on a commercial real estate loan in the fourth quarter, resulting in an additional loan loss provision of $152 thousand, a chargeoff of $197 thousand, and a transfer of the associated remaining loan balance to other real estate owned of $800 thousand.

Regulatory Capital Ratios

At December 31, 2013, CNB had Tier 1 and Total risk-based regulatory capital ratios of 12.51% and 13.72%, respectively, compared to 13.71% and 14.96% at September 30, 2013 and 14.03% and 15.28% at December 31, 2012. At December 31, 2013, CNB had a tangible book value of $9.23 per share and a ratio of tangible common equity to tangible assets of 6.34%, compared to $9.57 per share and 6.56% at September 30, 2013 and $10.77 per share and 7.63% at December 31, 2012. During the fourth quarter of 2013, CNB issued 1,873,879 shares of common stock at a fair value of $17.91 per share in connection with its acquisition of FC. In addition, CNB recorded goodwill of $16.2 million and a core deposit intangible asset of $4.8 million. The decrease in tangible book value per share and the ratio of tangible common equity to tangible assets from December 31, 2012 to September 30, 2013 and December 31, 2013 is primarily attributable to the decline in fair value of CNB’s available-for-sale securities in relation to book value as a result of the increase in intermediate and long-term interest rates. The decrease in the Tier 1 and Total risk-based regulatory capital ratios from December 31, 2012 and September 30, 2013 to December 31, 2013 resulted from CNB’s addition of a significant portfolio of commercial real estate loans in the fourth quarter of 2013 in conjunction with its merger with FC Banc Corp.

Non-Interest Income

Excluding the effects of securities transactions, non-interest income was $12.7 million for the year ended December 31, 2013, compared to $10.7 million for the year ended December 31, 2012. Net realized gains on available-for-sale securities were $355 thousand during the year ended December 31, 2013, compared to $1.4 million during the year ended December 31, 2012. Net realized and unrealized gains on trading securities were $728 thousand during the year ended December 31, 2013, compared to $564 thousand during the year ended December 31, 2012.

Wealth and asset management fees increased from $1.8 million during the year ended December 31, 2012 to $2.4 million during the year ended December 31, 2013 due to increases in assets under management resulting from CNB’s strategic focus to grow its Wealth and Asset Management Division. During the year ended December 31, 2013, CNB recorded $1.6 million in income from bank owned life insurance policies, including $576 thousand representing the excess of the face value of certain policies over their cash surrender values resulting from the maturity of the policies.

Non-Interest Expenses

Total non-interest expenses increased $7.9 million, or 21.9%, during the year ended December 31, 2013 compared to the year ended December 31, 2012. Non-interest expenses for the year ended December 31, 2013 includes merger related expenses of $2.4 million and amortization of a core deposit intangible asset of $251 thousand. CNB recorded a core deposit intangible asset in connection with its acquisition of FC of $4.8 million, which is being amortized using an accelerated method over a 7 year period.

Salaries and benefits expenses increased $2.8 million, or 14.9%, during the year ended December 31, 2013 compared to the year ended December 31, 2012, due to routine merit increases, an increase in average full-time equivalent employees, and increases in certain employee benefit expenses, such as health insurance premiums, which continue to increase in line with market conditions. Net occupancy expenses increased $855 thousand, or 18.4%, during the year ended December 31, 2013 compared to the year ended December 31, 2012, as a result of anticipated increases in repair, maintenance, and utility expenses, as well as increases in depreciation expense for recently completed projects and asset purchases.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated post-merger assets of approximately $2.1 billion that conducts business primarily through CNB Bank, CNB’s principal subsidiary. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, a loan production office, and 29 full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank, as well as 8 full-service offices in central Ohio conducting business as FCBank, a division of CNB Bank. More information about CNB and CNB Bank may be found on the internet at www.bankcnb.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements include, but are not limited to: changes in general business, industry or economic conditions or competition; changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; adverse changes or conditions in capital and financial markets; changes in interest rates; higher than expected costs or other difficulties related to integration of combined or merged businesses; the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions; changes in the quality or composition of CNB’s loan and investment portfolios; adequacy of loan loss reserves; increased competition; loss of certain key officers; continued relationships with major customers; deposit attrition; rapidly changing technology; unanticipated regulatory or judicial proceedings and liabilities and other costs; changes in the cost of funds, demand for loan products or demand for financial services; and other economic, competitive, governmental or technological factors affecting CNB’s operations, markets, products, services and prices. Some of these and other factors are discussed in CNB’s annual and quarterly reports previously filed with the SEC. Such factors could cause actual results to differ materially from those in the forward-looking statements.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB Financial Corporation.

	(unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	(Dollars in thousands, except share and per share data)
				(unaudited)
	2013	2012	% change	2013	2012	% change
Income Statement
Interest income	$20,489	$16,965	20.8%	$71,416	$68,129	4.8%
Interest expense	3,210	3,377	-4.9%	12,212	14,920	-18.2%

Net interest income	17,279	13,588	27.2%	59,204	53,209	11.3%
Provision for loan losses	1,247	2,343	-46.8%	6,138	6,381	-3.8%

Net interest income after provision for loan losses	16,032	11,245	42.6%	53,066	46,828	13.3%

Non-interest income
Wealth and asset management fees	699	508	37.6%	2,426	1,819	33.4%
Service charges on deposit accounts	1,209	1,086	11.3%	4,272	4,106	4.0%
Other service charges and fees	618	501	23.4%	2,179	1,868	16.6%
Net realized gains (losses) on available-for-sale securities	27	(21)	NA	355	1,379	-74.3%
Net realized and unrealized gains on trading securities	231	109	111.9%	728	564	29.1%
Mortgage banking	307	304	1.0%	940	990	-5.1%
Bank owned life insurance	110	221	-50.2%	1,552	973	59.5%
Other	475	198	139.9%	1,314	965	36.2%

Total non-interest income	3,676	2,906	26.5%	13,766	12,664	8.7%

Non-interest expenses
Salaries and benefits	5,900	4,718	25.1%	21,717	18,893	14.9%
Net occupancy expense of premises	1,674	1,257	33.2%	5,506	4,651	18.4%
FDIC insurance premiums	336	299	12.4%	1,266	1,115	13.5%
Merger costs	1,067	—	NA	2,396	—	NA
Intangible amortization	251	—	NA	251	—	NA
Other	3,767	2,616	44.0%	12,677	11,286	12.3%

Total non-interest expenses	12,995	8,890	46.2%	43,813	35,945	21.9%

Income before income taxes	6,713	5,261	27.6%	23,019	23,547	-2.2%
Income tax expense	1,985	1,371	44.8%	6,340	6,411	-1.1%

Net income	$4,728	$3,890	21.5%	$16,679	$17,136	-2.7%

Average diluted shares outstanding	14,146,379	12,438,228		12,880,636	12,403,110

Diluted earnings per share	$0.33	$0.31	6.5%	$1.29	$1.38	-6.5%
Cash dividends per share	$0.165	$0.165	0.0%	$0.660	$0.660	0.0%

Payout ratio	50%	53%		51%	48%

Average Balances
Loans, net of unearned income	$1,291,482	$916,796		$1,052,429	$892,908
Total earning assets	1,997,675	1,652,019		1,792,773	1,617,359
Total assets	2,134,875	1,754,164		1,894,861	1,714,175
Total deposits	1,842,866	1,480,775		1,613,982	1,445,758
Shareholders’ equity	167,529	146,297		146,563	140,851

Performance Ratios (quarterly information annualized)
Return on average assets	0.89%	0.89%		0.88%	1.00%
Return on average equity	11.29%	10.64%		11.38%	12.17%
Net interest margin (FTE)	3.70%	3.49%		3.47%	3.49%

Loan Charge-Offs
Net loan charge-offs	$2,230	$1,932		$3,960	$4,936
Net loan charge-offs / average loans	0.69%	0.84%		0.38%	0.55%

The following is a non-GAAP disclosure of pre-tax net income excluding the effects of net realized gains on the sale of available for sale securities and one-time merger costs:

	(unaudited)			(unaudited)
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	(Dollars in thousands)
	2013	2012	% change	2013	2012	% change
Pre-tax net income, GAAP basis	$6,713	$5,261	27.6%	$23,019	$23,547	-2.2%
Net realized (gains) losses on available-for-sale securities	(27)	21	n/a	(355)	(1,379)	-74.3%
Merger costs	1,067	—	n/a	2,396	—	n/a

Pre-tax net income, non-GAAP	$7,753	$5,282	46.8%	$25,060	$22,168	13.0%

	(unaudited)	(unaudited)
	December 31,	September 30,	December 31,	% change versus
	2013	2013	2012	9/30/13	12/31/12
	(Dollars in thousands, except share and per share data)
Ending Balance Sheet
Loans, net of unearned income	$1,295,363	$1,028,971	$927,824	25.9%	39.6%
Loans held for sale	487	399	2,398	22.1%	-79.7%
Investment securities	690,118	704,889	741,770	-2.1%	-7.0%
FHLB and other equity interests	7,533	7,580	6,684	-0.6%	12.7%
Other earning assets	4,139	4,375	3,536	-5.4%	17.1%

Total earning assets	1,997,640	1,746,214	1,682,212	14.4%	18.8%

Allowance for loan losses	(16,234)	(17,221)	(14,060)	-5.7%	15.5%
Goodwill	27,194	10,946	10,946	148.4%	148.4%
Core deposit intangible	4,583	—	—	NA	NA
Other assets	118,106	97,480	93,981	21.2%	25.7%

Total assets	$2,131,289	$1,837,419	$1,773,079	16.0%	20.2%

Non interest-bearing deposits	$221,293	$189,362	$175,239	16.9%	26.3%
Interest-bearing deposits	1,614,021	1,362,919	1,309,764	18.4%	23.2%

Total deposits	1,835,314	1,552,281	1,485,003	18.2%	23.6%

Borrowings	87,950	122,976	97,806	-28.5%	-10.1%
Subordinated debt	20,620	20,620	20,620	0.0%	0.0%
Other liabilities	22,494	10,776	24,286	108.7%	-7.4%

Common stock	—	—	—	NA	NA
Additional paid in capital	77,923	44,065	44,223	76.8%	76.2%
Retained earnings	97,066	94,718	88,960	2.5%	9.1%
Treasury stock	(633)	(1,179)	(1,743)	-46.3%	-63.7%
Accumulated other comprehensive income (loss)	(9,445)	(6,838)	13,924	38.1%	-167.8%

Total shareholders’ equity	164,911	130,766	145,364	26.1%	13.4%

Total liabilities and shareholders’ equity	$2,131,289	$1,837,419	$1,773,079	16.0%	20.2%

Ending shares outstanding	14,427,780	12,514,138	12,475,904

Book value per share	$11.43	$10.45	$11.65
Tangible book value per share (*)	$9.23	$9.57	$10.77

Capital Ratios
Tangible common equity / tangible assets (*)	6.34%	6.56%	7.63%
Leverage ratio	7.96%	8.05%	8.06%
Tier 1 risk based ratio	12.51%	13.71%	14.03%
Total risk based ratio	13.72%	14.96%	15.28%

Asset Quality
Non-accrual loans	$11,573	$14,188	$14,445
Loans 90+ days past due and accruing	344	123	357

Total non-performing loans	11,917	14,311	14,802
Other real estate owned	986	176	325

Total non-performing assets	$12,903	$14,487	$15,127

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$8,006	$7,985	$9,961
Non-performing TDR loans **	4,130	5,271	1,660

Total TDR loans	$12,136	$13,256	$11,621

Non-performing assets / Loans + OREO	1.00%	1.41%	1.63%
Non-performing assets / Total assets	0.61%	0.79%	0.85%
Allowance for loan losses / Loans	1.25%	1.67%	1.52%

*	- Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets is calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. CNB believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).
**	- Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.

	(Dollars in thousands, except share and per share data)
	(unaudited)	(unaudited)
	December 31,	September 30,	December 31,
	2013	2013	2012
Shareholders’ equity	$164,911	$130,766	$145,364
Less goodwill	27,194	10,946	10,946
Less core deposit intangible	4,583	—	—

Tangible common equity	$133,134	$119,820	$134,418

Total assets	$2,131,289	$1,837,419	$1,773,079
Less goodwill	27,194	10,946	10,946
Less core deposit intangible	4,583	—	—

Tangible assets	$2,099,512	$1,826,473	$1,762,133

Ending shares outstanding	14,427,780	12,514,138	12,475,904

Tangible book value per share	$9.23	$9.57	$10.77
Tangible common equity/Tangible assets	6.34%	6.56%	7.63%